Exhibit 10.1

THIRD AMENDMENT TO Licensed Medical Marijuana

(Regulated Marijuana) Facility Triple Net (NNN) LEASE AGREEMENT

This Third Amendment to the Licensed Medical Marijuana (Regulated Marijuana) Facility Triple Net (NNN) Lease Agreement (the “Third Amendment”) is made this 1st day of September, 2021 (the “Effective Date”), by and between Chino Valley Properties, LLC (“Landlord”) and Broken Arrow Herbal Center, Inc. (“Tenant”), collectively (the “Parties”).

RECITALS

A. The Parties previously entered into a Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated May 1, 2018, as amended by that certain First Amendment to Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated January 1, 2019, and that certain Second Amendment to Licensed Medical Marijuana Facility Triple Net (NNN) dated May 31, 2020 (the “Lease”) for the premises commonly known as 2144 and 2148 North Road 1 East Chino Valley, Arizona 83462 (the “Premises”).

B. The Parties previously agreed that the Tenant would invest no less than eight million dollars ($8,000,000) of capital improvements into the Premises. The Tenant has satisfied its contractual obligation having invested more than eight million dollars ($8,000,000) of capital improvements into the Premises.

C. The Parties previously agreed that Base Rental Payments would increase commensurate to any and all expanded and operational square footage on the Premises by calculating the fixed rate of $0.82 per square foot per month by the new operational square footage.

D. The Parties acknowledge that as of the Effective Date an additional 27,312 square feet have become operational, in addition to the existing 40,000 square feet of operational space, increasing to a total of 67,312 square feet of operational space on the Premises, causing the rental payment to increase to $55,195 base rental payment monthly plus additional rental payments, and causing this Third Amendment. See Exhibit B-1.

E. The Parties acknowledge that another 30,000 square feet will become operational in the forthcoming months, which will require an additional lease amendment to be executed, increasing the total operational square footage on the Premises to 97,312 square feet, causing the rental payment to increase to $79,795 base rental payment monthly plus additional rental payments. See Exhibit B-2.

Initials: BAM / DP	1

F. The Parties acknowledge that the Premises has received approval for its Master Plan that currently authorizes an additional 60,000 square feet of operational square footage that can be constructed, which would increase the total to 157,312 square feet if built to full capacity, causing the rental payments to increase to $128,995 base rental payment monthly plus additional rental payments. The Parties acknowledge that the Tenant is under no contractual obligation to complete this additional expansion; however, if they choose to do so, any increased operational square footage would be subject to the same fixed rate of $0.82 per square foot per month increase in base rental payments as noted above.

G. The Parties hereto desire to amend the Lease Agreement in accordance with the terms herein and below as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration, the sufficiency and receipt of which are acknowledged, the Parties agree as follows to take place immediately as of the Effective Date:

THIRD AMENDMENT

1. Defined Terms. Terms in this Third Amendment shall have the same meaning as such terms have in the Lease Agreement unless otherwise noted in this Third Amendment.

2. Amendment.

a. Current section of the Lease entitled “Licensed Marijuana Facility” document (Page 5 of Lease Agreement) to be replaced in its entirely by a new Licensed Marijuana Facility document (the “2021 Licensed Marijuana Facility” section), included here as Exhibit A.

b. Substitution of the term “Medical Marijuana” to be replaced throughout the Lease Agreement in its entirety with the term “Regulated Marijuana”.

c. Exhibit B: Rental Payment Schedule to the Lease Agreement is deleted in its entirety and replaced with Exhibit B-1: Rental Payment Schedule attached to this Third Amendment.

3. Ratification. Landlord and Tenant each hereby reaffirm its rights and obligations under the Lease and all Exhibits. In the event of a conflict or ambiguity between the Lease and this Amendment, the terms and provisions of this Amendment shall control.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by email, and the parties hereto agree to accept and be bound by scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the same binding effect as an original signature on an original Amendment.

Chino Valley Properties, LLC		Broken Arrow Herbal Center, Inc.

By:	/s/ Bryan McLaren	By:	/s/ Delano Phillips
Name:	Bryan McLaren	Name:	Delano Phillips
Title:	Authorized Agent	Title:	General Counsel
	Landlord		Tenant

Initials: BAM / DP	2

EXHIBIT A

LICENSED MARIJUANA FACILITY

This LEASE ("Lease" or “Lease Agreement”) for a Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated May 1, 2018, as amended by that certain First Amendment to Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated January 1, 2019, and that certain Second Amendment to Licensed Medical Marijuana Facility Triple Net (NNN) dated May 31, 2020, and that certain Third Amendment to Licensed Regulated Marijuana Facility Triple Net (NNN) dated September 01, 2021 (the “Lease”) for the premises commonly known as 2144 and 2148 North Road 1 East Chino Valley, Arizona 83462 (the “Premises”), is made by and between Chino Valley Properties, LLC, a Limited Liability Company of Arizona (“Landlord” or “Lessor”), and Broken Arrow Herbal Center, Inc., a non-profit Corporation or Arizona (“Tenant” or “Lessee”).

Net, Net, Net Lease. Tenant understands and agrees that this Lease is what is commonly referred to as a “Net, Net, Net” Lease, NNN, or triple net lease. Tenant acknowledges and agrees, without limiting the generality of any other terms or provisions of this Lease, that it is the intent of the parties hereto that any and all rentals in this Lease to be paid by Tenant to Landlord, shall be net to Landlord, and any and all costs, expenses, sums, and charges incurred in connection with any common areas associated with or relating to the Premises (the “Common Areas”), and the Premises, and the Project or in connection with the operations thereon, including any and all taxes, assessments, general or special, license fees, insurance premiums, public utility bills, management and administrative fees and costs of repair, maintenance and operation of the Common Areas (including any declaration or covenants, conditions and restrictions affecting the Premises), the Premises, and the Project, and all buildings, structures, permanent textures and other improvements comprised therein, together with the appurtenance thereto, shall be paid by Tenant.

Tenant plans to operate an Arizona state-legal marijuana business at the Premises as its sole use. In the event that (a) Landlord is advised in writing by any federal, state or local government or governmental authority that Landlord is subject to seizure of its property, if it does not terminate Tenant’s right to cultivate, extract, infuse and/or dispense and/or sell cannabis/marijuana from the Premises or possess or distribute cannabis/marijuana from the Premises, (b) if the Arizona Medical Marijuana Act, Ariz. Rev. Stat. §§ 36-2801, et seq., as amended from time to time, and the regulations promulgated thereunder by the Arizona Department of Health Services (the “Department”) (the “Med Rules”) (the immediately aforementioned statutes and Med Rules are referred to collectively herein as “AMMA”) is declared to be unenforceable or modified to prevent or preclude or otherwise not allow the activities contemplated herein, (c) if the Arizona Responsible Adult Use of Marijuana Act, Ariz. Rev. Stat. §§ 36-2850 et seq., as amended from time to time and the rules promulgated pursuant thereto by the Department (the “Adult Use Rules”) (the immediately aforementioned statutes and Adult Use Rules are referred to collectively herein as “ARAUMA” or “SASAA”) is declared to be unenforceable or modified to prevent or preclude or otherwise not allow the activities contemplated herein, or (d) if any federal, state or local governmental authority enforces any laws that prohibit the dispensing, sale or cultivation of cannabis/marijuana upon the Premises, or if any other zoning regulation, rule or regulation is modified to prohibit any use contemplated by this Lease, then in any such event Landlord may immediately terminate this Lease without prior notice or any cure period or cure obligation at its sole discretion, without liability to Tenant or to Landlord, except as set forth herein.

Initials: BAM / DP	3

EXHIBIT B-1

RENTAL PAYMENT SCHEDULE

(Effective 09/01/21)

Monthly Base Rent:	Updated to $55,195.84 Monthly Base Rent plus NNN’s

09/01/21-04/30/40	$0.82 monthly per square foot of Rentable Area of the Premises ($55,195.84 monthly based on 67,312 operational square feet per Master Plan), plus all other amounts due under the Lease, including, without limitation, Rent Tax and Property Taxes.

Initials: BAM / DP	4

EXHIBIT B-2

RENTAL PAYMENT SCHEDULE

(Effectiveness To be determined upon Operational Readiness)

Monthly Base Rent:	Updated to $79,795.84 Monthly Base Rent plus NNN’s

XX/01/21-4/30/40	$0.82 monthly per square foot of Rentable Area of the Premises ($79,795.84 monthly based on 97,312 operational square feet per Master Plan), plus all other amounts due under the Lease, including, without limitation, Rent Tax and Property Taxes.

Initials: BAM / DP	5